Exhibit 23.3

Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm

The Board of Directors
The Dixie Group, Inc.

We consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to The Dixie Group, Inc. 2016 Incentive Compensation Plan of our reports dated March 9, 2016 with respect to the consolidated financial statements and schedule of The Dixie Group, Inc., and the effectiveness of internal control over financial reporting of The Dixie Group, Inc. included in its Annual Report on Form 10-K for the year ended December 26, 2015 filed with the Securities and Exchange Commission.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia
May 5, 2016